Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form S-1 (Amendment No. 3) of our report dated June 28, 2024, except for Note 1, 5, 6, and 8 which is dated September 13, 2024, with respect to the audited financial statements of Cayson Acquisition Corp. (the “Company”) as of May 31, 2024, and for the period from May 27, 2024 (inception) through May 31, 2024. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ MaloneBailey, LLP
www.malonebailey.com
Houston, Texas
September 13, 2024